Exhibit 99.1

Stereotaxis, Inc.

All other schedules have been omitted because they are not applicable or the required information is shown in the Financial Statements or the Notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Stereotaxis, Inc.

We have audited the accompanying balance sheets of Stereotaxis, Inc. (the Company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company’s line of credit expires on March 30, 2010. In the event the Company is unable to renew the line of credit, it would need to secure additional financing to provide liquidity for operations. Note 19 describes management’s plans to address these issues.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stereotaxis, Inc. at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Stereotaxis, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young, LLP

St. Louis, Missouri

March 12, 2009, except Note 19, as to which the date is August 6, 2009

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$30,355,657	$17,022,200
Short-term investments	—	6,634,178
Accounts receivable, net of allowance of $328,307 and $189,040 in 2008 and 2007, respectively	9,739,008	13,757,270
Current portion of long-term receivables	197,351	136,430
Inventories	8,086,956	9,964,460
Prepaid expenses and other current assets	2,966,510	3,421,202

Total current assets	51,345,482	50,935,740
Property and equipment, net	6,420,600	7,011,763
Intangible assets, net	1,277,778	1,411,111
Long-term receivables	298,123	272,859
Other assets	98,382	344,321
Long-term investments	—	500,000

Total assets	$59,440,365	$60,475,794

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt and current maturities of long-term debt	$3,901,491	$972,222
Accounts payable	4,561,928	7,349,426
Accrued liabilities	9,873,818	11,913,418
Deferred contract revenue	9,676,339	8,774,958

Total current liabilities	28,013,576	29,010,024
Long-term debt, less current maturities	25,271,547	6,000,000
Long-term deferred contract revenue	1,225,656	942,573
Other liabilities	158,905	328,790
Stockholders’ equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2008 and 2007, none outstanding at 2008 and 2007	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2008 and 2007, 42,049,792 and 37,132,529 shares issued at 2008 and 2007, respectively	42,050	37,133
Additional paid in capital	300,892,957	276,433,662
Treasury stock, 40,151 shares at 2008 and 2007	(205,999)	(205,999)
Accumulated deficit	(295,958,327)	(252,072,353)
Accumulated other comprehensive income	—	1,964

Total stockholders’ equity	4,770,681	24,194,407

Total liabilities and stockholders’ equity	$59,440,365	$60,475,794

See accompanying notes.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
Revenue:
Systems	$28,375,880	$30,118,627	$22,656,092
Disposables, service and accessories	11,989,293	9,180,182	4,535,614

Total revenue	40,365,173	39,298,809	27,191,706
Cost of revenue
Systems	12,008,090	10,978,108	10,448,772
Disposables, service and accessories	2,169,700	2,497,459	2,443,977
Inventory impairment	—	1,870,653	—

Total Cost of revenue	14,177,790	15,346,220	12,892,749
Gross margin	26,187,383	23,952,589	14,298,957
Operating expenses:
Research and development	17,422,828	25,471,809	21,794,177
Sales and marketing	28,660,663	29,021,117	22,533,882
General and administrative	21,121,164	18,701,726	16,642,359

Total operating expenses	67,204,655	73,194,652	60,970,418

Operating loss	(41,017,272)	(49,242,063)	(46,671,461)
Interest income	194,870	1,471,503	2,126,987
Interest expense	(3,063,572)	(350,954)	(1,175,296)

Net loss	$(43,885,974)	$(48,121,514)	$(45,719,770)

Net loss per common share:
Basic and diluted	$(1.20)	$(1.34)	$(1.39)

Weighted average shares used in computing net loss per common share:
Basic and diluted	36,585,086	35,793,973	32,979,403

See accompanying notes.

STEREOTAXIS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional Paid-In Capital	Deferred Compensation	Treasury Stock	Notes Receivable from Sale of Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance at December 31, 2005	27,873,111	$27,873	$179,286,575	$(2,569,760)	$(162,546)	$(180,619)	$(158,231,069)	$(44,612)	$18,125,842
Adoption of SFAS 123(R)			(2,569,760)	2,569,760					—
Issuance common stock	5,500,000	5,500	61,746,903						61,752,403
Amortization of stock-based compensation			4,301,807						4,301,807
Payments of notes receivable from sale of stock						134,700			134,700
Interests receivable from the sale of stock						45,919			45,919
Issuance of stock under stock purchase plan	74,917	75	574,507						574,582
Purchase of treasury stock, at cost					(43,453)				(43,453)
Exercise of stock warrants	638,472	638	4,264,909						4,265,547
Exercise of stock options and stock appreciation rights	325,893	326	1,304,320						1,304,646
Grant of restricted shares, net of forfeitures	343,004	343	(343)						—
Components of comprehensive income (loss):
Net Loss							(45,719,770)		(45,719,770)
Unrealized gain on short term investments								46,769	46,769

Comprehensive Loss									(45,673,001)

Balance at December 31, 2006	34,755,397	$34,755	$248,908,918	$—	$(205,999)	$—	$(203,950,839)	$2,157	$44,788,992

Issuance common stock	1,919,000	1,919	20,105,317						20,107,236
Amortization of stock-based compensation			5,597,800						5,597,800
Issuance of stock under stock purchase plan	62,254	63	502,308						502,371
Exercise of stock warrants	93,050	93	373,381						373,474
Exercise of stock options and stock appreciation rights	210,745	211	946,030						946,241
Grant of restricted shares, net of forfeitures	92,083	92	(92)						—
Components of comprehensive loss:
Net Loss							(48,121,514)		(48,121,514)
Unrealized loss on short term investments								(193)	(193)

Comprehensive Loss									(48,121,707)

Balance at December 31, 2007	37,132,529	$37,133	$276,433,662	$—	$(205,999)	$—	$(252,072,353)	$1,964	$24,194,407

See accompanying notes.

STEREOTAXIS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY—(CONTINUED)

			Additional Paid-In Capital	Deferred Compensation	Treasury Stock	Notes Receivable from Sale of Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance at December 31, 2007	37,132,529	$37,133	$276,433,662	$—	$(205,999)	$—	$(252,072,353)	$1,964	$24,194,407
Issuance of common stock and warrants	4,414,137	4,414	20,563,270						20,567,684
Amortization of stock-based compensation			2,994,202						2,994,202
Issuance of stock under stock purchase plan	85,525	86	574,954						575,040
Exercise of stock warrants	479	—	3,741						3,741
Exercise of stock options	48,193	48	323,497						323,545
Grant of restricted shares, net of forfeitures	368,929	369	(369)						—
Components of comprehensive loss
Net Loss							(43,885,974)		(43,885,974)
Unrealized loss on short term investments								(1,964)	(1,964)

Comprehensive Loss									(43,887,938)

Balance at December 31, 2008	42,049,792	$42,050	$300,892,957	$—	$(205,999)	$—	$(295,958,327)	$—	$4,770,681

See accompanying notes.

STEREOTAXIS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net loss	$(43,885,974)	$(48,121,514)	$(45,719,770)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	2,252,384	1,752,471	1,214,280
Amortization (accretion)	115,231	(131,820)	387,480
Amortization of warrants	1,653,161	—	—
Share-based compensation	2,994,202	5,597,800	4,301,807
Interest receivable from sale of stock	—	—	48,992
Loss on asset disposal	2,387	9,797	29,658
Inventory impairment charge	—	1,870,653	—
Asset impairment	500,000	—	—
Non-cash expense net of non-cash royalty income	1,467,245	—	—
Changes in operating assets and liabilities:
Accounts receivable	3,454,376	1,523,358	(9,383,556)
Interest receivable on investments	316	164,455	(74,708)
Other receivables	(86,185)	(245,927)	444,678
Inventories	1,877,504	(3,549,288)	1,118,967
Prepaid expenses and other current assets	532,575	(840,429)	1,873,767
Other assets	245,939	(522,769)	(193,797)
Accounts payable	(221,498)	1,794,305	688,965
Accrued liabilities	(570,745)	1,888,187	4,376,538
Deferred revenue	1,184,464	2,833,804	1,866,467
Other	(169,885)	263,423	37,351

Net cash used in operating activities	(28,654,503)	(35,713,494)	(38,982,881)

Cash flows from investing activities
Sale of equipment	2,200	100,640	10,072
Purchase of equipment	(1,665,808)	(4,744,376)	(2,305,992)
Proceeds from the maturity/sale of available-for-sale investments	6,650,000	29,050,000	18,604,217
Purchase of available-for-sale investments	—	(13,810,385)	(32,701,841)

Net cash provided by (used in) investing activities	4,986,392	10,595,879	(16,393,544)

Cash flows from financing activities
Proceeds from long-term debt	24,000,000	7,000,000	—
Payments under long-term debt	(6,737,398)	(2,000,000)	(1,000,000)
Proceeds from issuance of stock and warrants, net of issuance costs	19,738,966	21,929,322	67,897,178
Purchase of treasury stock	—	—	(43,453)
Payments received on notes receivable from sale of common stock	—	—	134,700

Net cash provided by financing activities	37,001,568	26,929,322	66,988,425

Net increase in cash and cash equivalents	13,333,457	1,811,707	11,612,000
Cash and cash equivalents at beginning of period	17,022,200	15,210,493	3,598,493

Cash and cash equivalents at end of period	$30,355,657	$17,022,200	$15,210,493

Supplemental disclosures of cash flow information:
Interest paid	$698,245	$166,868	$207,775

See accompanying notes.

Notes to Financial Statements

1. Description of Business

Stereotaxis, Inc. (the Company) designs, manufactures, and markets an advanced cardiology instrument control system for the interventional treatment of arrhythmias and coronary artery disease. The Company also markets and sells various disposable interventional devices, including catheters, guidewires and other delivery devices, for use in conjunction with its system. The Company has received regulatory approval for the core components of its system in the U.S., Europe, Canada and various other countries.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all short-term investments purchased with original maturities of three months or less to be cash equivalents. The Company places its cash with high-credit-quality financial institutions and invests primarily in money market accounts. No cash was restricted at December 31, 2008.

Investments

In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company’s investment securities are classified as available-for-sale and are carried at market value, which approximates cost. Realized gains or losses, calculated based on the specific identification method, were not material for the years ended December 31, 2008 and 2007. Interest and dividends on securities classified as available-for-sale are included in interest income.

Accounts Receivable and Allowance for Uncollectible Accounts

Accounts receivable primarily include amounts due from hospitals and distributors for acquisition of magnetic systems, associated disposable device sales and service contracts. Credit is granted on a limited basis, with balances due generally within 30 days of billing. The provision for bad debts is based upon management’s assessment of historical and expected net collections considering business and economic conditions and other collection indicators.

Financial Instruments

Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and debt. The carrying value of such amounts reported at the applicable balance sheet dates approximates fair value.

Inventory

The Company values its inventory at the lower of cost, as determined using the first-in, first-out (FIFO) method, or market. The Company periodically reviews its physical inventory for obsolete items and provides a reserve upon identification of potential obsolete items.

Property and Equipment

Property and equipment consist primarily of computer, office and research and demonstration equipment held for lease and leasehold improvements and are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives or life of the base lease term, ranging from three to ten years.

Long-Lived Assets

If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the carrying value of the asset will not be recovered, as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value.

Intangible Assets

Intangible assets consist of purchased technology arising out of collaboration with a strategic partner valued at the cost of acquisition on the acquisition date and amortized over its estimated useful life of 15 years. Accumulated amortization at December 31, 2008 and 2007 is $722,222 and $588,889, respectively. Amortization expense in 2008, 2007 and 2006 is $133,333 during each year, as determined under the straight-line method. The estimated future amortization of intangible assets is $133,333 annually through July 2018.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and loss during the reporting period. Actual results could differ from those estimates.

Revenue and Costs of Revenue

For arrangements with multiple deliverables, the Company allocates the total revenue to each deliverable based on the provisions of Staff Accounting Bulletin 104, Revenue Recognition (“SAB 104”), and Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”), and recognizes revenue for each separate element as the criteria are met. In the second quarter of 2007, the Company determined that installation met the criteria under SAB 104 and EITF 00-21 for recognition as a separate element or unit of accounting. Revenue for Niobe system sales is recognized for the portion of sales price due upon delivery, provided that delivery has occurred, title has passed, there are no uncertainties regarding acceptance, persuasive evidence of an arrangement exists, the sales price is fixed and determinable, and collection of the related receivable is reasonably assured. The greater of the fair market value or the amount of the sales price due upon installation is recognized as revenue when the standard installation process is complete. When installation is the responsibility of the customer, revenue from system sales is recognized upon shipment since these arrangements do not include an installation element or right of return privileges. If uncertainties exist regarding collectability, the Company recognizes revenue when those uncertainties are resolved. The Company may deliver systems to a non-hospital site at the customer’s request. The Company evaluates whether delivery has occurred considering the guidance under SAB 104 with respect to “bill and hold”. The Company generally recognizes revenue for Odyssey system sales upon completion of installation. Amounts collected prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. Revenue from services and license fees, whether sold individually or as a separate unit of accounting in a multi-element arrangement, is deferred and amortized over the service or license fee period, which is typically one year. Revenue from services is derived primarily from the sale of annual product maintenance plans. The Company recognizes revenue from disposable device sales or accessories upon shipment and establishes an appropriate reserve for returns. The Company recognizes amounts earned on the shipment of product to customers as revenue and recognizes costs incurred on the shipment of product to customers as cost of revenue.

Costs of systems revenue include direct product costs, installation labor and other costs, estimated warranty costs, and initial training and product maintenance costs. These costs are recorded at the time of sale. Costs of disposable revenue include direct product costs and are recorded at the time of sale. Cost of revenue from services and license fees are recorded when incurred. During the 2007 year, the Company recorded approximately $1.9 million of charges for inventory impairment related to the first generation Niobe system.

Research and Development Costs

Internal research and development costs are expensed in the period incurred. Amounts receivable from strategic partners under research reimbursement agreements are recorded as a contra-research and development expense in the period reimbursable costs are incurred. Advance receipts or other unearned reimbursements are included in accrued liabilities on the accompanying balance sheet until earned.

Share-Based Compensation

The Company utilizes the Black-Scholes valuation model to determine the fair value of share-based payments at the date of grant with the following inputs: 1) expected dividend rate of 0%; 2) expected volatility of 50-65% based on the Company’s historical volatility and a review of the volatilities of comparable companies; 3) risk-free interest rate based on the Treasury yield on the date of grant and; 4) expected term for grants made subsequent to the adoption of SFAS 123(R) determined in accordance with Staff Accounting Bulletin No. 107 generally using the simplified method which results in an expected term ranging from 3.75 to 5.5 years. The resulting compensation expense is recognized over the requisite service period, generally one to four years. Compensation expense is recognized only for those awards expected to vest, with forfeitures estimated based on the Company’s historical experience and future expectations.

Stock options or stock appreciation rights issued to certain non-employees are recorded at their fair value as determined in accordance with SFAS 123 and Emerging Issues Task Force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services, and recognized over the service period. Deferred compensation for options granted to non-employees is remeasured on a quarterly basis through the vesting or forfeiture date.

Restricted shares granted to employees are valued at the fair market value at the date of grant. The Company amortizes the amount to expense over the service period on a straight-line basis for those shares with graded vesting. If the shares are subject to performance objectives, the resulting compensation expense is amortized over the anticipated vesting period and is subject to adjustment based on the actual achievement of objectives.

Shares purchased by employees under the 2004 Employee Stock Purchase Plan are considered to be compensatory and are accounted for in accordance with SFAS 123(R).

Net Loss per Share

Basic loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the loss for the period by the weighted average number of common and common equivalent shares outstanding during the period.

The Company has excluded all outstanding options, stock appreciation rights, warrants, shares subject to repurchase and unearned restricted shares from the calculation of diluted loss per common share because all such securities are anti-dilutive for all periods presented. As of December 31, 2008, the Company had 4,480,683 shares of common stock issuable upon the exercise of outstanding options and stock appreciation rights at a weighted average exercise price of $7.52 per share and 10,413,071 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.69 per share.

Income Taxes

In accordance with SFAS No. 109, Accounting for Income Taxes, a deferred income tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred income tax assets unless, based upon available evidence, it is more likely than not the deferred income tax assets will be realized.

Product Warranty Provisions

The Company’s standard policy is to warrant all systems against defects in material or workmanship for one year following installation. The Company’s estimate of costs to service the warranty obligations is based on historical experience and current product performance trends. A regular review of warranty obligations is performed to determine the adequacy of the reserve and adjustments are made to the estimated warranty liability (included in other accrued liabilities) as appropriate.

The warranty activity for the year ended December 31, 2008 is as follows:

December 31, 2008
Warranty accrual at December 31, 2007	$234,949
Warranty expense incurred	532,769
Payments made	(233,596)

Warranty accrual at December 31, 2008	$534,122

Patent Costs

Costs related to filing and pursuing patent applications are expensed as incurred, as recoverability of such expenditures is uncertain.

Concentrations of Risk

The majority of the company’s cash, cash equivalents and investments are deposited with one major financial institution in the United States of America. Deposits in this institution exceed the amount of insurance provided on such deposits.

One customer, Siemens AG, Medical Solutions and its affiliated entities, as our distributor, accounted for $5,611,496 and $5,941,884, or 14% and 22%, of total net revenue for the years ended December 31, 2007, and 2006, respectively. No single customer accounted for more than 10% of total revenue for the year ended December 31, 2008.

Comprehensive Income (Loss)

Comprehensive income (loss) generally represents all changes in stockholders’ equity except those resulting from investments by stockholders, and includes the Company’s unrealized income (loss) on marketable securities. Comprehensive loss for the year ended December 31, 2008 and 2007 was $(43,887,938) and $(48,121,707), respectively. Accumulated other comprehensive income (loss) at December 31, 2008 and 2007 was not material.

Reclassifications

Costs of revenue in the prior years financial statements have been reclassified to disclose components related to systems and disposables, service and accessories to conform to current year presentation with no impact to reported net income.

Recently Adopted Accounting Pronouncements

Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides a single definition of fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. The Company has adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 applies to those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The adoption of SFAS 157 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP 157-3”) that clarifies the application of SFAS 157 in a market that is not active. The adoption of FSP 157-3 during the year ending December 31, 2008 did not have a material impact on the Company’s consolidated financial condition, results of operations or cash flows.

Effective January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Adoption of SFAS 159 did not have an impact on the Company’s financial position, results of operations, or cash flows as the Company elected not to use the fair value measurement option on any additional financial instruments or other applicable items.

Effective January 1, 2008, the Company adopted EITF No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. The adoption did not have an impact on the Company’s financial position, results of operations or cash flows.

Pending Accounting Pronouncements

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”), that amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). FSP 142-3 requires a consistent approach between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of an asset under SFAS 141 (R), Business Combinations. The FSP also requires enhanced disclosures when an intangible asset’s expected future cash flows are affected by an entity’s intent and/or ability to renew or extend the arrangement. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and is applied prospectively. Early adoption is prohibited. The Company does not expect the adoption of FSP 142-3 to have a material impact on its financial position, results of operations or cash flows.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment awards that entitle their holders to receive non-forfeitable dividends or dividend equivalents before vesting should be considered participating securities and need to be included in the earnings allocation in computing EPS under the “two-class method”. The two-class method of computing EPS is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for the Company) with all prior period EPS data being adjusted retrospectively. The Company is currently evaluating the effect FSP EITF 03-6-1 will have on its calculation of EPS.

In June 2008, the FASB ratified the consensus reached on Emerging Issues Task Force (“EITF”) Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock

(“EITF 07-05”). EITF 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. EITF No. 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008. While the Company is still evaluating the impact of this pronouncement, we estimate that if these warrants been valued as a liability under this pronouncement as of December 31, 2008, equity would have been reduced and liabilities would have been increased within a range of $2.8 – $4.2 million.

3. Investments

The following table summarizes available-for-sale securities included in short-term investments as of the respective dates:

	December 31, 2007
	Cost	Unrealized		Fair Value
		Gains	Losses
Short-term investments:
Commercial paper	$6,131,899	$1,964	—	$6,133,863
Auction rate securities	500,315	—	—	500,315

Total	$6,632,214	$1,964	$—	$6,634,178

The Company views its available-for-sale portfolio as available for use in its current operations. During 2008, the Company sold its outstanding auction rate security at par value. The Company had no investments as of December 31, 2008.

In accordance with SFAS 157, the Company’s financial assets (cash equivalents invested in money market accounts) in the amount of $26,426,748 were measured at fair value on a recurring basis as of December 31, 2008 and were classified as Level 1 securities.

4. Inventory

Inventory consists of the following:

	December 31,
	2008	2007
Raw materials	$1,551,794	$2,394,846
Work in process	480,400	214,996
Finished goods	6,638,040	7,949,723
Reserve for obsolescence	(583,278)	(595,105)

Total inventory	$8,086,956	$9,964,460

5. Prepaid Expenses and Other Current Assets

Prepaid and other current assets consists of the following:

	December 31,
	2008	2007
Prepaid expenses	$1,239,805	$1,519,211
Deferred cost of revenue	816,096	1,176,109
Other assets	910,609	725,882

Total prepaid expenses and other current assets	$2,966,510	$3,421,202

Deferred cost of revenue represents the cost of systems for which title has transferred from the Company but for which revenue has not been recognized.

6. Property and Equipment

Property and equipment consist of the following:

	December 31,
	2008	2007
Equipment	$10,504,504	$9,637,232
Equipment held for lease	547,416	303,412
Leasehold improvements	1,918,653	1,506,576

	12,970,573	11,447,220
Less: Accumulated depreciation	(6,549,973)	(4,435,457)

Net property and equipment	$6,420,600	$7,011,763

7. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2008	2007
Accrued salaries, bonus, and benefits	$5,215,219	$3,531,582
Accrued research and development	399,405	4,456,049
Accrued legal and other professional fees	622,862	824,448
Other	3,636,332	3,101,339

Total accrued liabilities	$9,873,818	$11,913,418

8. Related Party Transactions

In November 2005, the Company entered into a six-month commitment with stockholders who are affiliates of two members of our board of directors (“Lenders”) providing for the availability of $20 million in unsecured borrowings. The Lenders received five-year warrants to purchase shares of the Company’s common stock upon commitment of the funds. The Company recorded the fair value of $938,850 to paid in capital and has amortized the expense over the 6-month term of the commitment. During 2006, the Company expensed $674,312 related to these warrants. The facility expired in May 2006.

In February 2008, the Company received a $20 million commitment for unsecured borrowings from the Lenders. The Lenders received five-year warrants to purchase shares of the Company’s common stock upon commitment of the funds. The Company recorded the fair value of $1,731,044 to paid in capital and has amortized the expense over the one-year term of the commitment. During 2008, the Company expensed $1,636,193 related to these warrants.

In November 2008, the Lenders agreed to extend the February 2008 commitment for unsecured borrowings. In conjunction with this agreement, the Company agreed to provide the Lenders with five-year warrants to purchase shares of the Company’s common stock, the number of which was to be determined at a later date. In December 2008, the Lenders purchased $10 million of the Company’s common stock as further described in Note 11 and reduced the commitment for unsecured borrowings to $10 million. In February 2009, the Company exercised its option to extend the commitment through March 2010 and issued warrants to purchase 1,582,280 shares of common stock at a price of $3.16 per share as described in Note 18. The Company will amortize the related expense over the one-year term of the commitment.

9. Long-Term Debt and Credit Facilities

Long-term debt consists of the following:

	December 31,
	2008	2007
Revolving credit agreement, due March 2010	$13,234,824	$5,000,000
November 2005 term note, due November 2008	—	305,555
June 2007 term note, due June 2010	1,000,000	1,666,667
Biosense Webster Advance	14,938,214	—

Total debt	29,173,038	6,972,222
Less current maturities	(3,901,491)	(972,222)

Total long term debt	$25,271,547	$6,000,000

In February 2008, the Company entered into a Note and Warrant Purchase Agreement with stockholders who are affiliates of two members of its board of directors (“Lenders”), pursuant to which the Lenders agreed to loan the Company up to an aggregate of $20 million. The Company could draw down these funds at its election. These funds are unsecured and subordinated to any bank debt, and if drawn, are due at a maturity date in February 2009. The Lenders also agreed to guarantee advances made to the Company pursuant to the credit agreement with the Company’s primary lending bank. The financing commitment from the Lenders is subject to a 90 day extension, solely at the Company’s option, providing for an extended maturity date of May 2009. Warrants to purchase 572,246 shares of the Company’s common stock at an exercise price of $6.99 were issued to the stockholders in exchange for the financing commitment. The warrants were exercisable immediately upon grant and expire five years from the date of grant. If the Company were to extend the financing commitment period or the maturity date, it would be required to issue five-year warrants to purchase an additional 143,062 shares of common stock at the same exercise price. The Company did not exercise this option. See Note 11 describing the December 2008 equity funding transaction. The Company recorded the fair value of the warrants in the amount of $1.7 million to be amortized to interest expense over the one year commitment period through February 2009. The unamortized balance as of December 31, 2008 was approximately $0.1 million.

In November 2008, the Lenders committed to extend their February 2008 agreement to loan the Company an aggregate of $20 million on an unsecured basis. As amended, the commitment will expire on the earlier of March 31, 2010 or the date the Company receives at least $20 million of third party, non-bank financing. This facility may also be used by the Company to guarantee its loan commitments with the Company’s primary bank lender, through the same extended term. The Company has agreed that it will issue the Lenders warrants to purchase common stock in exchange for the extension of the commitment. In February 2009, the Company exercised its option to extend the term of this agreement through March 2010. In conjunction with this agreement, the Company issued warrants to purchase 1,582,280 shares at $3.16 per share. In December 2008, the Company completed a registered direct offering in which the Lenders participated. In connection with and conditioned upon the closing of the registered direct offerings, the Company agreed that the loan obligation would decrease from an aggregate of $20 million to $10 million. The Lenders would receive additional warrant coverage equal to 50% of the $10 million extension amount upon the Company’s exercise of the extension of the facility. Such warrants would have a term of five years from the date of issuance and would be issued at the time the Company exercises the extension, with an exercise price equal to the average of the five-day closing sale price ending on the date prior to the exercise of the extension and issuance of the warrants, provided that the exercise price will not be lower than the closing bid price immediately preceding the time the Company exercises the extension right.

In March 2008, the Company and its primary lending bank amended the revolving line of credit by increasing the line to $30 million subject to a borrowing base of qualifying accounts receivable and inventory, with up to $10 million available under the line supported by the guarantees described above. Under the revised facility the Company is required to maintain a minimum “tangible net worth” as defined in the agreement.

Interest on the facility accrues at the rate of prime plus 1% subject to a floor of 6% for the amount under guarantee and 7% for the remaining amounts. As of December 31, 2008, the Company had $13.2 million outstanding under the revolving line of credit and had an unused line of approximately $16.8 million with current borrowing capacity of $16.2 million, including amounts already drawn. As such, the Company had the ability to borrow an additional $3.0 million under the revolving line of credit at December 31, 2008. As of December 31, 2008, the Company was in compliance with all covenants of the bank loan agreement. As of December 31, 2008 the Company had no remaining availability on its Lender loan and guarantee. In March 2009, the Company and its primary lending bank entered into an agreement to amend the revolving line of credit to change the total availability under the line to $25 million, to extend the term of the agreement to March 31, 2010, to modify the tangible net worth requirements, and to provide for additional borrowing capacity as it relates to advances against accounts receivable from non-U.S. customers.

In June 2007, the Company entered into a term note due in June 2010 with its primary lender for $2,000,000. The Company is required to make equal payments of principal and interest, at prime plus 1%, through June 2010.

In November 2005, the Company entered into a term note due in November 2008 with its primary lender for $1,000,000. The note was fully paid in November 2008.

The Revolving Credit Agreement and the Company’s term notes (collectively, the “Credit Agreements”) are secured by substantially all of the Company’s assets. The Company is also required under the Credit Agreements to maintain its primary operating account and the majority of its cash and investment balances in accounts with the primary lender.

In July 2008, the Company and Biosense Webster, Inc. entered into an amendment to their existing agreements. Pursuant to the amendment, Biosense Webster agreed to pay to the Company $10.0 million as an advance on royalty amounts that were owed at the time the amendment was executed or would be owed in the future by Biosense Webster to the Company pursuant to the royalty provisions of one of the existing agreements. The Company and Biosense Webster also agreed that an aggregate of up to $8.0 million of certain agreed upon research and development expenses that were owed at the time the amendment was executed or may be owed in the future by the Company to Biosense Webster pursuant to the existing agreement would be deferred and will be due, together with any unrecouped portion of the $10.0 million royalty advance, on the Final Payment Date (as defined below). Interest on the outstanding and unrecouped amounts of the royalty advance and deferred research and development expenses will accrue at an interest rate of the prime rate plus 0.75%. Outstanding royalty advances and deferred research and development expenses and accrued interest thereon will be recouped by Biosense Webster by deductions from royalty amounts otherwise owed to the Company from Biosense Webster pursuant to the existing agreement. The Company has the right to prepay any amounts due pursuant to the Amendment at any time without penalty. As of December 31, 2008, approximately $17.6 million had been advanced by Biosense Webster to the Company pursuant to the amendment. As of December 31, 2008, $2.6 million of royalty payments owed by Biosense had been used to reduce the advances and the remaining approximately $14.9 million of amounts owed to Biosense Webster has been classified as long term debt in the accompanying balance sheet.

All funds owed by the Company to Biosense Webster must be repaid on the sooner of December 31, 2011 or the date of an Accelerating Recoupment Event as defined below (the “Final Payment Date”). Commencing on May 15, 2010 the Company is required to make quarterly payments (the “Supplemental Payments”) to Biosense Webster equal to the difference between the aggregate royalty payments recouped by Biosense Webster from the Company (other than royalty amounts attributable to Biosense Webster’s sales of irrigated catheters) in such quarter and $1 million, until the earlier of (1) the date all funds owed by the Company to Biosense Webster pursuant to the Amendment are fully repaid or (2) the Final Payment Date. An “Accelerating Recoupment Event” means any of the following: (i) the closing of any equity-based registered public financing transaction or in the event of convertible debt, the conversion of such debt into equity which raises at least $50 million for the

Company; (ii) the failure of the Company to make any Supplemental Payment; or (iii) a change of control of the Company (as defined in the amendment).

Contractual principal maturities of debt at December 31, 2008 are as follows:

2009	$3,901,491
2010	10,333,333
2011	14,938,214

$29,173,038

For financial reporting purposes, $3,234,824 of the 2010 maturity is classified as short-term debt under the provisions of FASB Statement No. 6, Classification of Short-Term Obligations Expected to Be Refinanced and EITF Consensus No. 95-22, Balance Sheet Classifications of Borrowings Outstanding under Revolving Credit Agreements that Include both a Subjective Acceleration Clause and a Lock-Box Arrangement.

10. Lease Obligations

The Company leases its facilities under operating leases. For the years ended December 31, 2008, 2007, and 2006 rent expense was $1,559,584, $1,195,617, and $1,182,107 respectively.

In January 2006, the Company moved its primary operations into new facilities. The facility is subject to a lease which expires in 2018. Under the terms of the lease, the Company has options to renew for up to three additional years. The lease contains an escalating rent provision which the Company has straight-lined over the term of the lease.

The future minimum lease payments under noncancelable leases as of December 31, 2008 are as follows:

Year	Operating Lease
2009	$1,664,599
2010	1,605,231
2011	1,515,897
2012	1,524,133
2013	1,524,133
Beyond 2013	9,187,984

Total minimum lease payments	$17,021,977

11. Stockholders’ Equity

Public Offerings of Common Stock

In February 2006, the Company completed an offering of its common stock of 5,500,000 shares of its common stock at $12.00 per share, including the underwriters’ exercise of an option to purchase an additional 500,000 shares. In conjunction with these transactions, the Company received approximately $61.7 million in net proceeds after deduction of underwriting discounts and commissions and payment of estimated offering expenses.

In August 2006, the Company filed a universal shelf registration statement for the issuance and sale from time to time to the public of up to $75 million in securities, including debt, preferred stock, common stock and warrants. The shelf registration was declared effective by the SEC in September 2006. In March 2007, the Company completed an offering of 1,919,000 shares of its common stock at $10.50 per share pursuant to the shelf registration. In conjunction with this transaction, the Company received approximately $20.1 million in net proceeds after deducting offering expenses.

In December 2008, the Company completed a registered direct offering in which it issued and sold 2,389,877 units (the “Units”) at the negotiated price of $4.18 per Unit, with each Unit consisting of (i) one share of the Company’s common stock (“Common Stock”), (ii) one warrant to purchase 0.75 shares of Common Stock at an exercise price of $5.11 per share (the “Series A Warrant”), (iii) one six-month warrant to purchase 0.90 shares of Common Stock at an exercise price of $4.65 per share (the “Series B Warrant”), for an aggregate of up to 2,148,739 shares of Common Stock, and (iv) two warrants to purchase 0.286 shares of Common Stock at an exercise price of $0.001 per share (the “Series C and D Warrants”), for an aggregate of up to 682,824 shares of Common Stock. The ability of the Investors to exercise the Series C and D Warrants is conditioned upon the trading price of Common Stock during certain periods prior to May 30, 2009, as described further below. The Series B, C and D Warrants all expire prior to June 30, 2009 and represent the right to acquire in the aggregate up to 2,831,563 shares of Common Stock. The Series A Warrants, which are exercisable on or after the date immediately following the six month anniversary of their issuance (the “Initial Exercisability Date”) and have a five year term from the Initial Exercisability Date, represent the right to acquire an aggregate of up to 1,792,408 shares of Common Stock. The Series A Warrants will have a provision for full ratchet adjustment of the exercise price for the first two years following the closing, and a provision for weighted average adjustment thereafter, provided that, in any event upon three successive quarters of positive free cash flow (defined as cash flow from operations less non-acquisition related capital expenditures), the full ratchet anti-dilution protection will no longer apply and weighted average anti-dilution will apply thereafter. The exercise price adjustment provisions included in the Series A Warrant will only reduce the exercise price, and will not result in any increase in the number of Series A Warrants or shares of Common Stock underlying the Series A Warrants. Under certain conditions, holders of Series C Warrants are entitled to purchase up to 341,412 shares of Common Stock until ten trading days after the two month anniversary of the issuance date of such warrants and holders of Series D Warrants are entitled to purchase up to 341,412 shares of Common Stock until ten trading days after the five month anniversary of the issuance date of such warrants. The ability of the holders to exercise the Series C Warrants is conditioned on the simple average of the daily volume weighted average price of the Common Stock for the 30 trading days prior to the two month anniversary of closing, and the ability of the holders to exercise the Series D Warrants is conditioned on the simple average of the daily volume weighted average price of the Company’s Common Stock for the 30 trading days prior to the five month anniversary of closing. If either such simple average is between $4.18 and $3.25, a portion of the Series C and D Warrants will be exercisable; if each such simple average is below $3.25, all of the Series C and D Warrants will be exercisable. The investors in this transaction became entitled to exercise and did exercise Warrants to purchase 341,412 shares of common stock in March 2009.

In addition, concurrently with the offering discussed above, the Company completed a second registered direct offering an aggregate of 2,024,260 shares of Common Stock and warrants to purchase up to 4,859,504 shares of Common Stock to certain stockholders of the Company affiliated with two members of our board of directors, for a purchase price of $4.94 per unit (representing the closing bid price of the Common Stock on the trading day preceding the execution of the agreement, plus an additional $0.125 per warrant share underlying the warrant). The warrants are exercisable at $4.64 per share, are exercisable on or after the date immediately following the six month anniversary of their issuance and have a five year term from that initial exercisability date.

In conjunction with the two offerings, the Company received approximately $18.8 million net of offering expenses.

Common Stock

The holders of common stock are entitled one vote for each share held and to receive dividends whenever funds are legally available and when declared by the Board of Directors subject to the prior rights of holders of all classes of stock having priority rights as dividends and the conditions of the our Revolving Credit Agreement. No dividends have been declared or paid as of December 31, 2008.

The Company has reserved shares of common stock for the exercise of warrants, the issuance of options granted under the Company’s stock option plan and its stock purchase plan as follows:

	December 31,
	2008	2007
Warrants	10,413,071	357,350
Stock award plans	5,411,026	4,326,412
Employee Stock Purchase Plan	25,540	111,065

	15,849,637	4,794,827

Stock Award Plans

The Company has various stock plans that permit the Company to provide incentives to employees and directors of the Company in the form of equity compensation. In 2002, the Board of Directors adopted a stock incentive plan (the 2002 Stock Incentive Plan) and a non-employee directors’ stock plan (2002 Director Plan). In 1994, the Board of Directors adopted the 1994 Stock Option Plan. Each of these plans was subsequently approved by the Company’s stockholders. At December 31, 2008 and 2007, the Board of Directors has reserved a total of 5,411,026 and 4,326,412, shares respectively, of the Company’s common stock to provide for current and future grants under the 2002 Stock Incentive Plan and the 2002 Director Plan and for all current grants under the 1994 Stock Option Plan.

The 2002 Stock Incentive Plan allows for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares and restricted share units to employees, directors, and consultants. Options granted under the 2002 Stock Incentive Plan expire no later than ten years from the date of grant. The exercise price of each incentive stock option shall not be less than 100% of the fair value of the stock subject to the option on the date the option is granted. The vesting provisions of individual options may vary, but incentive stock options generally vest 25% on the first anniversary of each grant and 1/48 per month over the next three years. Stock appreciation rights are rights to acquire a calculated number of shares of the Company’s common stock upon exercise of the rights. The number of shares to be issued is calculated as the difference between the exercise price of the right and the aggregate market value of the underlying shares on the exercise date divided by the market value as of the exercise date. Stock appreciation rights granted under the 2002 Stock Incentive Plan generally vest 25% on the first anniversary of such grant and 1/48 per month over the next three years and expire no later than five years from the date of grant. The Company generally issues new shares upon the exercise of stock options and stock appreciation rights.

Restricted share grants under the 2002 Stock Incentive Plan are either time-based or performance-based. Time-based restricted shares generally vest 25% on each anniversary of such grant. Performance-based restricted shares vest upon the achievement of performance objectives which are determined by the Company’s Board of Directors.

The 2002 Director Plan allows for the grant of non-qualified stock options to the Company’s non-employee directors. Options granted under the 2002 Director Plan expire no later than ten years from the date of grant. The exercise price of options under the 2002 Director Plan shall not be less than 100% of the fair value of the stock subject to the option on the date the option is granted. Initial grants of options to new directors generally vest over a two year period. Annual grants to directors generally vest upon the earlier of one year or the next stockholder meeting.

A summary of the options and stock appreciation rights activity for the year ended December 31, 2008 is as follows:

	Number of Options/SARS	Range of Exercise Price	Weighted Average Exercise Price per Share
Outstanding, December 31, 2007	3,324,509	$0.25-$14.84	$8.72
Granted	1,780,765	$4.00-$7.03	$5.84
Exercised	(46,457)	$0.78-$9.19	$6.96
Forfeited	(578,134)	$4.97-$14.84	$9.26

Outstanding, December 31, 2008	4,480,683	$0.25-$14.84	$7.52

As of December 31, 2008 the weighted average remaining contractual life of the options and stock appreciation rights outstanding was 4.3 years. Of the 4,480,683 options and stock appreciation rights that were outstanding as of December 31, 2008, 2,602,097 were vested and exercisable with a weighted average exercise price of $7.90 per share and a weighted average remaining term of 3.4 years.

A summary of the options and stock appreciation rights outstanding by range of exercise price is as follows:

	Year Ended December 31, 2008
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number of Options Currently Exercisable	Weighted Average Exercise Price Per Share
$0.25 - $5.94	1,614,718	5.1 years	$4.96	797,718	$4.96
$6.77 - $9.90	1,646,088	4.3 years	7.44	1,001,144	7.73
$10.06 - $14.84	1,219,877	3.3 years	11.04	803,235	11.03

	4,480,683	4.3 years	$7.53	2,602,097	$7.90

The intrinsic value of options and stock appreciation rights is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for the 135,409 options and stock appreciation rights that were in-the-money at December 31, 2008. The intrinsic value of the options and stock appreciation rights outstanding at December 31, 2008 was approximately $0.4 million based on a closing share price of $4.40 on December 31, 2008. The intrinsic value of fully vested options and stock appreciation rights outstanding at December 31, 2008 was approximately $0.3 million based on a closing price of $4.40 on December 31, 2008. During the year ended December 31, 2008, the aggregate intrinsic value of options and stock appreciation rights exercised under the Company’s stock option plans was approximately $0.4 million. The weighted average grant date fair value of options and stock appreciation rights granted during the year ended December 31, 2008 was $2.56 per share.

During the year ended December 31, 2008 and 2007, the Company realized approximately $0.3 and $1.0 million, respectively, from the exercise of stock options and stock appreciation rights.

A summary of the restricted share grant activity for the year ended December 31, 2008 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding, December 31, 2007	721,415	$10.60
Granted	679,783	$4.76
Vested	(68,626)	$10.66
Forfeited	(310,854)	$10.17

Outstanding, December 31, 2008	1,021,718	$6.84

A summary of the restricted stock outstanding as of December 31, 2008 is as follows:

Number of Shares
Time based restricted shares	431,227
Performance based restricted shares	590,491

Outstanding, December 31, 2008	1,021,718

The intrinsic value of restricted shares outstanding at December 31, 2008 was approximately $4.5 million based on a closing share price of $4.40 as of December 31, 2008. During the year ended December 31, 2008, the aggregate intrinsic value of restricted shares vested was approximately $431,000 determined at the date of vesting.

During the year ended December 31, 2008, the Company determined that it was not probable that the performance conditions related to certain of its outstanding restricted share awards would be achieved and accordingly recorded approximately $(3.8) million as a cumulative catch-up adjustment resulting in a reduction of share based compensation. The Company also expensed approximately $1.1 million related to modifications of exercise provision of certain outstanding equity awards and to vesting and exercise provisions in conjunction with the retirement of its CEO.

At December 31, 2008, the total compensation cost related to options, stock appreciation rights and non-vested stock granted to employees under the Company’s stock award plans but not yet recognized was approximately $8.6 million, net of estimated forfeitures of approximately $1.1 million. This cost will be amortized over a period of up to four years on a straight-line basis over the underlying estimated service periods and will be adjusted for subsequent changes in estimated forfeitures.

2004 Employee Stock Purchase Plan

Upon the effectiveness of the initial public offering in August 2004, the Company adopted its 2004 Employee Stock Purchase Plan and reserved 277,777 shares of common stock for issuance pursuant to the plan. The Company offered employees the opportunity to participate in the plan beginning January 1, 2005 with an initial purchase date of June 30, 2005. Eligible employees have the opportunity to participate in a new purchase period every 6 months. Under the terms of the plan, employees can purchase up to $12,500 of the Company’s common stock at 85% of the fair market value of the stock at the beginning or the end of the purchase period, subject to certain plan limitations. As of December 31, 2008, 2007, and 2006 252,237, 166,712, and 104,485 shares, respectively, had been purchased under this plan. As of December 31, 2008 there were 25,540 remaining shares available for issuance under the Employee Stock Purchase Plan.

Warrants

Prior to its public offering in 2004, the Company issued warrants to purchase 418,819 shares of common stock at $7.81 per share exercisable through December 2006, warrants to purchase 446,063 shares of common stock at $7.81 exercisable through December 2007, warrants to purchase 298,936 shares of common stock at $10.55 per share exercisable through February 2009 in connection with a corresponding issuance of convertible preferred stock.

During 2005, the Company issued warrants to purchase 306,418 shares of common stock at $6.53 in conjunction with a commitment for unsecured borrowing capacity from stockholders who are affiliated with two members of our board of directors. Such warrants are exercisable through November 2010. The fair value of the warrants was credited to additional paid-in capital and was recognized as commitment fees over the term of the agreement. In February 2008, the Company issued warrants to such stockholders to purchase 572,246 shares of common stock at $6.99 per share exercisable through February 2013 in conjunction with a $20 million loan commitment as described in Note 9. The fair value of the warrants was credited to additional paid-in capital and was recognized as commitment fees over the term of the agreement. In February 2009, the Company exercised its option to extend the terms of its guarantee with the same stockholders and issued warrants to such stockholders to purchase 1,582,280 shares of common stock at $3.16 per share exercisable through February 2014 as described in Note 18.

In December 2008, the Company issued warrants to purchase shares of the Company’s common stock in conjunction with two concurrent registered direct offerings. In the first offering, the Company issued warrants to stockholders who are affiliates of two members of its board of directors to purchase 4,859,504 shares of its common stock at $4.64 per share exercisable through June 2014. In the other offering, the Company issued warrants to purchase an 1,792,408 shares of our common stock at $5.11 per share exercisable through June 2014 and warrants to purchase an additional 2,148,739 shares of its common stock at $4.65 per share with an expiration date in June 2009. The Company also issued warrants to purchase up to 682,824 shares of its common stock which are exercisable under certain defined conditions at an exercise price of $0.001 per share through June 2009.

During 2008, 2007, and 2006, warrants for 479, 147,619 and 858,810 shares, respectively, were exercised. Certain of these shares were exercised under the cashless exercise provision of the warrant agreements for a net issuance of 479, 93,050, and 638,472 shares of common stock during 2008, 2007, and 2006, respectively.

12. Income Taxes

The provision for income taxes consists of the following:

	Year Ended December 31,
	2008	2007	2006
Deferred:
Federal	$13,322,273	$11,396,216	$14,321,316
State and local	781,188	(2,378,549)	2,384,413

	14,103,461	9,017,667	16,705,729
Valuation allowance	(14,103,461)	(9,017,667)	(16,705,729)

	$—	$—	$—

The provision for income taxes varies from the amount determined by applying the U.S. federal statutory rate to income before income taxes as a result of the following:

	Year Ended December 31,
	2008	2007	2006
U.S. statutory income tax rate	34.0%	34.0%	34.0%
State and local taxes, net of federal tax benefit	1.8%	(4.9)%	3.4%
Permanent differences between book and tax and other	(3.7)%	(10.4)%	(1.5%)
Research credits	0.0%	0.0%	0.6%
Valuation allowance	(32.1)%	(18.7)%	(36.5%)

Effective income tax rate	0.0%	0.0%	0.0%

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses, and projections for future periods over which the deferred tax assets are deductible, the Company determined that a 100% valuation allowance of deferred tax assets was appropriate. Accordingly, a 100% valuation allowance has been established. The valuation allowance for deferred tax assets includes amounts for which subsequently recognized tax benefits will be applied directly to contributed capital.

The components of the deferred tax asset are as follows:

	December 31,
	2008	2007
Current accruals	$2,428,663	$2,028,654
Depreciation and amortization	2,099,867	1,672,233
Deferred compensation	2,021,670	2,677,348
Net operating loss carryovers	96,004,376	82,150,858

Deferred tax assets	102,554,576	88,529,093
Valuation allowance	(102,554,576)	(88,529,093)

Net deferred tax assets	$—	$—

As of December 31, 2008, the Company has federal net operating loss carryforwards of approximately $267 million. The net operating loss carryforwards will expire at various dates beginning in 2009, approximately

$4,795,000 will expire between 2009 and 2012 and approximately $262,316,000 will expire between 2012 and 2028, if not utilized. As of December 31, 2008, the Company has state net operating loss carryforwards of approximately $5,221,000 which will expire at various dates between 2009 and 2028, if not utilized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) on January 1, 2007. The Company had no unrecognized tax benefits in the financial statements as of January 1, 2007. A portion of the previously reported gross deferred tax assets as of December 31, 2006, primarily the Research and Development credit are not “more-likely-than-not” assets under FIN 48. As such, the Company determined that it would be appropriate to present deferred tax assets net of this asset and the associated valuation allowance. As a result of the adoption, there were no unrecognized tax benefits in the financial statements as of January 1, 2007.

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. As the Company has a federal Net Operating Loss carryforward from the year ended December 31, 1994 forward, all tax years from 1994 forward are subject to examination. As states have varying carryforward periods, and the Company has recently entered into additional states, the states are generally subject to examination for the previous 10 years or less.

The Company recognizes interest accrued, net of tax and penalties, related to unrecognized tax benefits as components of income tax provision as applicable. As of December 31, 2008, accrued interest and penalties were not material.

13. Net Loss per Share

The following is a reconciliation of the numerator (net loss) and the denominator (number of shares) used in the basic and diluted earnings per share calculations:

	Year Ended December 31,
	2008	2007	2006
Basic and diluted:
Net loss	$(43,885,974)	$(48,121,514)	$(45,719,770)
Weighted average common shares outstanding	36,585,086	35,793,973	32,979,403

Net loss per share	$(1.20)	$(1.34)	$(1.39)

The following table sets forth the number of common shares that were excluded from the computation of diluted earnings per share because their inclusion would have been anti-dilutive as follows:

	December 31,
	2008	2007	2006
Shares outstanding
Restricted shares	885,857	675,078	651,288
Shares issuable upon exercise of:
Options to purchase common stock	4,480,683	3,324,509	2,403,507
Warrants	10,413,071	357,350	510,626

	15,779,611	4,356,937	3,565,421

14. Employee Benefit Plan

Beginning in 2002, the Company offered employees the opportunity to participate in a 401(k) plan. The Company matches employee contributions dollar for dollar up to 3% of the employee’s salary during the employee’s period of participation. For the years ended December 31, 2008, 2007 and 2006, the Company expensed $621,389, $605,063 and $492,142, respectively, related to the plan.

15. Commitments and Contingencies

The Company at times becomes a party to claims in the ordinary course of business. Management believes that the ultimate resolution of pending or threatened proceedings will not have a material effect on the financial position, results of operations, or liquidity of the Company.

The Company has entered into a letter of credit to support certain commitments in the amount of approximately $0.1 million.

16. Segment Information

The Company considers reporting segments in accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information. The Company’s system and disposable devices are developed and marketed to a broad base of hospitals in the United States and internationally. The Company considers all such sales to be part of a single operating segment.

Geographic revenue is as follows:

	Year Ended December 31,
	2008	2007	2006
United States	$29,052,328	$25,930,305	$10,069,492
International	11,312,845	13,368,504	17,122,214

Total	$40,365,173	$39,298,809	$27,191,706

All of the Company’s long-lived assets are located in the United States.

17. Quarterly Data (Unaudited)

The following tabulations reflect the unaudited quarterly results of operations for the years ended December 31, 2008 and 2007:

	Net Sales	Gross Profit	Net Loss	Basic and Diluted Loss Per Share
2008
First quarter	$7,028,451	$4,602,389	$(13,531,166)	$(0.37)
Second quarter	10,658,592	6,475,955	(12,789,661)	(0.35)
Third quarter	10,551,649	6,910,101	(10,073,125)	(0.28)
Fourth quarter	12,126,481	8,198,938	(7,492,022)	(0.20)

2007
First quarter	$9,160,955	$5,910,607	$(10,504,105)	$(0.31)
Second quarter (1)	7,835,239	3,491,908	(15,005,916)	(0.42)
Third quarter	12,047,754	8,014,171	(10,398,262)	(0.29)
Fourth quarter	10,254,861	6,535,903	(12,213,231)	(0.32)

(1)	Includes inventory impairment charge of $1,870,653

18. Subsequent Events

In February 2009, the Company exercised its option to extend the term of its guarantee from stockholders who are affiliated with two members of its board of directors as described in Note 9. In conjunction with this agreement, the Company issued warrants to purchase 1,582,280 shares at $3.16 per share.

In February 2009, as a result of the issuance of the warrants described above, the Company determined that the exercise price of the warrants to purchase 1,792,408 shares issued in the December 2008 equity financing would be adjusted from the original exercise price of $5.11 per share to $3.16 per share, as required by the terms of the December financing.

In March 2009, the Company and its primary lending bank entered into an agreement to amend the revolving line of credit to change the total availability under the line to $25 million, to extend the term of the agreement to March 31, 2010, to modify the tangible net worth requirements, and to provide for additional borrowing capacity as it relates to advances against accounts receivable from non-U.S. customers.

19. Liquidity (Unaudited)

The Company has continued to experience net operating losses and negative cash flows during 2009, which has had an impact on the Company’s financial position and liquidity. As of June 30, 2009 and for the six months then ended, the Company had a deficit working capital position of ($3.4) million, including $4.5 million of liabilities related to outstanding warrants classified as a current liability and used $16.1 million of cash for operations. At June 30, 2009, the Company had approximately $12.8 million of cash and equivalents and approximately $12 million undrawn against its $25 million working capital line of credit, including available capacity of $6.6 million based on accounts receivable and inventory balances as of June 30, 2009. The Company continues to address its liquidity needs and believes it will have sufficient liquidity to fund its operations through the end of fiscal 2009.

In July 2008 the Company entered into an amendment to its existing agreements with Biosense Webster, Inc. Pursuant to the amendment Biosense Webster agreed to pay the Company $10 million as an advance on revenue share amounts that were owed at the time the amendment was executed or may be owed in the future by Biosense Webster to the Company pursuant to the revenue share provisions of the existing agreement. The Company also agreed that an aggregate of up to $8 million of certain agreed upon research and development expenses that were owed at the time the amendment was executed or may be owed in the future by the Company to Biosense Webster pursuant to the existing agreement would be deferred and will be due, together with any unrecouped portion of the $10 million revenue share advance on the Final Payment Date, which is defined in the agreement as December 31, 2011 or the date of an Accelerating Recoupment Event as defined in the agreement.

In November 2008 the Company, Sanderling Venture Partners and Alafi Capital executed an agreement under which Sanderling Venture Partners and Alafi Capital committed to extend their February 2008 agreement to loan the Company an aggregate $10 million on an unsecured basis. The agreement will expire on the earlier of March 31, 2010 or the date the Company receives at least $20 million of third party, non-bank financing. This facility may also be used and is currently used by the Company to guarantee its loan commitments with Silicon Valley Bank, its primary bank lender, through the same extended term.

The Company also has approximately $14 million of remaining availability under a shelf registration statement that was filed in August 2006 for the issuance and sale from time to time to the public of securities, including debt, preferred stock, common stock and warrants. In August 2009, the Company intends to file a $75 million shelf registration to allow the Company to offer debt securities, common or preferred stock, warrants, or units consisting of any two of the foregoing instruments. The Company intends to negotiate with its primary lender to renew its bank line of credit, which expires on March 31, 2010, on substantially the same terms as the current line.

    SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

	Balance at Beginning of Year	Additions Charged to Cost and Expenses	Deductions	Balance at the End of Year
Allowance for doubtful accounts and returns:
Year ended December 31, 2008	$189,040	$207,798	$(68,531)	$328,307
Year ended December 31, 2007	90,716	280,648	(182,324)	189,040
Year ended December 31, 2006	29,576	248,280	(187,140)	90,716

Allowance for inventories valuation:
Year ended December 31, 2008	$595,105	$87,391	$(99,218)	$583,278
Year ended December 31, 2007	211,455	2,170,606	(1,786,956)	595,105
Year ended December 31, 2006	43,438	627,604	(459,587)	211,455